THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED JUNE
   18, 1999, AND THE RELATED LETTER OF TRANSMITTAL, AND IS NOT BEING MADE
      TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF
        SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR
             THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH
                       THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                  ORCAD, INC.
                                       AT
                              $13.00 NET PER SHARE
                                       BY
                          CDSI ACQUISITION CORPORATION
                          A WHOLLY-OWNED SUBSIDIARY OF
                          CADENCE DESIGN SYSTEMS, INC.

    CDSI Acquisition Corporation, a Delaware corporation, ("Purchaser") and a wholly-owned subsidiary of Cadence Design Systems, Inc., a Delaware corporation ("Cadence"), is offering to purchase all outstanding shares of common stock, $.01 par value (the "Shares"), of OrCAD, Inc., a Delaware corporation (the "Company"), at $13.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 18, 1999 and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK
             CITY TIME, ON FRIDAY, JULY 16, 1999, UNLESS EXTENDED.

    The Offer is conditioned upon, among other things, the satisfaction or waiver of all conditions to the obligations of Purchaser, Cadence and the Company, including (i) there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least sixty seven percent (67%) of the aggregate of (a) the number of Shares then outstanding and (b) the number of Shares that are, or will, prior to the scheduled closing of the Merger (as defined below), become, subject to issuance upon the exercise of options (the "Minimum Condition") and (ii) the receipt by Purchaser, Cadence and the Company of certain governmental and regulatory approvals.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 14, 1999 (the "Merger Agreement"), among Cadence, Purchaser and the Company pursuant to which, following the consummation of the Offer, Purchaser will be merged with and into the Company and the Company will become a wholly owned subsidiary of Cadence (the "Merger"). On the effective date of the Merger, each outstanding Share (except for (i) Shares owned by the Company or Cadence, or any subsidiary of the Company or Cadence or (ii) Shares held by a stockholder who has demanded and perfected such stockholder's demand for appraisal of such stockholder's Shares in accordance with Delaware law) will be converted into the right to receive $13.00, in cash, without interest. Cadence and Purchaser have entered into a Stockholders Agreement with certain stockholders of the Company (the "Tendering Stockholders") holding in the aggregate approximately 18% of the issued and outstanding Shares. Pursuant to this agreement, each Tendering

Stockholder has agreed, upon the terms and subject to the conditions herein, to tender to Purchaser all Shares beneficially owned by such Tendering Stockholder, has granted to Purchaser an option to purchase such Shares under specified circumstances, has agreed to vote such Shares in favor of approval of the Merger Agreement and the transactions contemplated thereby and has granted an irrevocable proxy to Purchaser with respect to such Shares.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES.

    For purposes of the Offer, Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to ChaseMellon Shareholder Services as Depositary (in such capacity, the "Depositary") of Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or timely confirmation of book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 2 of the Offer to Purchase, (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (c) any other documents required by the Letter of Transmittal. Under no circumstance will interest be paid by Purchaser on the purchase price of the Shares accepted for payment, regardless of any extension of the Offer or any delay in making such payment.

    The term "Expiration Date" means midnight, New York City time, on Friday, July 16, 1999, unless Purchaser extends the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. Purchaser expressly reserves the right, subject to the terms of the Merger Agreement, at any time or from time to time and regardless of whether or not any of the events set forth in Section 18 of the Offer to Purchase shall have occurred, (i) to extend the period of time during which the Offer is open and thereby postpone acceptance for payment of any Shares by giving oral or written notice of such extension to the Depositary, and (ii) to amend the Offer in any other respect permitted under the Merger Agreement by giving oral or written notice of such amendment to the Depositary. Purchaser shall not have any obligation to pay interest on the purchase price for tendered Shares, whether or not Purchaser exercises its right to extend the Offer. Any extension of the Offer will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain tendered, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

    Pursuant to the Merger agreement, Purchaser may make any changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company in writing, Purchaser may not (i) decrease the purchase price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought pursuant to the Offer, (iv) amend or waive satisfaction of the Minimum Condition to permit the purchase of Shares constituting less than a majority of the number of Shares outstanding, (v) add additional conditions to the Offer, (vi) amend the conditions to the Offer to broaden their scope or
(vii) amend any other term of the Offer in any manner adverse to the holders of Shares.

    Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary, and, unless Shares have been tendered by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawal of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for the purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser whose determination will be final and binding.

    The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent, as set forth below, and copies will be furnished promptly at Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                               MORROW & CO., INC.
                           445 PARK AVENUE, 5TH FLOOR
                            NEW YORK, NEW YORK 10022
                 BANKS AND BROKERAGE FIRMS CALL: (800) 662-5200

                    SHAREHOLDERS PLEASE CALL: (800) 566-9061

June 18, 1999

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